Exhibit 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

Caprius, Inc. Appoints New President and Chief Executive Officer

Hackensack, NJ - November 13, 2006 - Caprius, Inc. (OTCBB: CAPS) is pleased to announce, effective today, the appointment of Dwight Morgan as President and Chief Executive Officer, taking over from George Aaron. Mr. Morgan’s primary role at Caprius will now be to develop and implement the strategy to ensure that the Company remains on the road to profitability and to generate significant revenue growth.

Mr. Morgan brings a wealth of international, high-technology, and start-up expertise to Caprius, with more than 25 years experience in various roles focused across domestic and international markets. Prior to joining Caprius, he was responsible for founding and building the industrial laser equipment business for the POM Group (“POM”), a Michigan based high tech firm who developed an alternative metal fabricating technology, known today as Direct Metal Deposition. In that capacity, Mr. Morgan was responsible for establishing POM’s start-up commercialization and marketing strategy, which quickly earned this company several industry accolades, such as the State of Michigan’s Commercialization Success Award and the most highly coveted Automotive Industry’s PACE Award for Innovation and Excellence. Prior to then, Mr. Morgan spent 17 years in management with FANUC Robotics North America, the world’s leader in industrial robotics. While at FANUC, he served in engineering, marketing, and general management. During his tenure with FANUC, the company grew from a startup with only 6 initial seed employees to the market share leader in the industrial robot business with $450 million in revenues.

Three years ago, Mr. Morgan was retained by Caprius as its Chief Engineering Consultant. “Mr. Morgan has become an integral part of the Company and his skill sets have been instrumental in helping to streamline Caprius’ operations, building a solidly competitive product line, and securing key product manufacturing partnerships,” stated George Aaron, Chairman.

Mr. Morgan, a graduate of Cornell University, is a mechanical engineer focusing on manufacturing technology. He has frequently been invited to speak at numerous engineering and manufacturing trade meetings.

Mr. Morgan commented: “I am excited to assume leadership of the Company at such a key point in its development and look forward to taking it to profitability in the near future. I believe that we are extremely well positioned to take advantage of the increasing opportunities in the market due to the continued increase in costs associated with offsite processing of infectious medical waste and we intend to exploit these opportunities aggressively with the best team possible.”

Mr. Aaron stated: “We are delighted to have Dwight as a formal member of the management team of Caprius. With his extensive knowledge of our products and the markets, together with his leadership skills, we are confident that Dwight is the right person to successfully execute on our business plan.”

Mr. Aaron will continue to serve in his capacity as Board Chairman and concentrate his efforts on accelerating the Company’s sales and regulatory matters in international markets, an area where the Company has enjoyed the bulk of its recent marketing success.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts: Beverly Tkaczenko Caprius, Inc. Tel: (201) 342-0900, ext. 307 Email: beverlyt@caprius.com	John G. Nesbett Institutional Marketing Services Tel: (203) 972-9200 Email: jnesbett@institutionalms.com